EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (together with Exhibit A and Exhibit B attached hereto, the “Agreement”) is entered into as of September 10, 2014, by and between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Atlanta, Georgia (the “Company”), and David Sides (“Executive”).
RECITALS:
WHEREAS, the Company and Executive hereby agree that Executive will serve as an officer of the Company pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:
1.     EMPLOYMENT
The Company hereby agrees to employ Executive, and Executive, in consideration of such employment and other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein.
2.     POSITION AND DUTIES
During the Term (as defined in Section 10 of this Agreement), Executive will be employed as Executive Vice President, Chief Operating Officer, of the Company and may also serve as an officer or director of affiliates of the Company for no additional compensation, as part of Executive’s services to the Company hereunder. Subject to the approval of the Board, the Company will appoint Executive to President and Chief Operating Officer of the Company effective January 1, 2015. While employed hereunder, Executive will do all things necessary, legal and incident to the above positions, and otherwise will perform such executive-level functions, as the Chief Executive Officer of the Company (the “CEO”), to whom Executive will report, or the Board of Directors of the Company (the “Board”) may establish from time to time.
3.     COMPENSATION AND BENEFITS
Subject to such modifications as may be contemplated by Exhibit A and approved from time to time by the Board or the Compensation Committee of the Board (the “Committee”), and unless otherwise consented to by Executive, Executive will receive the compensation and benefits listed on the attached Exhibit A, which is incorporated herein and expressly made a part of this Agreement. Such compensation and benefits will be paid and provided by the Company in accordance with the Company’s regular payroll, compensation and benefits policies.
4.     EXPENSES
The Company will pay or reimburse Executive for all travel and out-of-pocket expenses reasonably incurred or paid by Executive in connection with the performance of Executive’s duties as an employee of the Company upon compliance with the Company’s procedures for expense reimbursement, including the presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require. All expenses eligible for reimbursements in connection with the Executive’s employment with the Company must be incurred by Executive during the term of employment and must be in accordance with the Company’s expense reimbursement policies.  The amount of reimbursable expenses incurred in one taxable year will not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement will be paid as soon as administratively practicable, but in no event will any such reimbursement be paid after the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  No right to reimbursement is subject to liquidation or exchange for other benefits.
5.     BINDING AGREEMENT
The Company warrants and represents to Executive that the Company, acting by the officer executing this Agreement on behalf of the Company, has the full right and authority to enter into this Agreement and to perform all of its obligations hereunder.
6.     OUTSIDE EMPLOYMENT
Executive will devote Executive’s full time and attention to the performance of the duties incident to Executive’s position with the Company, and will not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Executive’s duty to devote Executive’s full time and attention to Company matters; provided, however, that the foregoing will not prevent Executive from participation in any charitable or civic organization or, subject to CEO consent, which consent will not be unreasonably withheld, from service in a non-executive capacity on the boards of directors of up to two other companies that does not interfere with Executive’s performance of the duties and responsibilities to be performed by Executive under this Agreement.
7.     CONFIDENTIAL INFORMATION AND TRADE SECRETS
The Company is in the business of providing solutions, including comprehensive suites of health information solutions relating to enterprise content management, computer assisted coding, business analytics and integrated workflow systems, that help hospitals, physician groups and other healthcare organizations improve efficiencies and business processes across the enterprise to enhance and protect revenues, offering a flexible, customizable way to optimize the clinical and financial performance of any healthcare organization (the “Business”).
For the purpose of this Agreement, “Confidential Information” will mean any written or unwritten information which relates to or is used in the Company’s Business (including, without limitation, the Company’s services, processes, patents, systems, equipment, creations, designs, formats, programming, discoveries, inventions, improvements, computer programs, data kept on computers, engineering, research, development, applications, financial information, information regarding services and products in development, market information, including test marketing or localized marketing, other information regarding processes or plans in development, trade secrets, training manuals, know-how of the Company, and the customers, clients, suppliers and others with whom the Company does or has in the past done, business (including any information about the identity of the Company’s customers or suppliers and written customer lists and customer prospect lists), or information about customer requirements, transactions, work orders, pricing policies, plans or any other Confidential Information, which the Company deems confidential and proprietary and which is generally not known to others outside the Company and which gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business — regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, reduced to practice, copyrightable or considered copyrightable, patentable or considered patentable; provided, however, that “Confidential Information” will not include general industry information or information which is publicly available or is otherwise in the public domain without breach of this Agreement, information which Executive has lawfully acquired from a source other than through his employment with the Company, or information which is required to be disclosed pursuant to any law, regulation or rule of any governmental body or authority or court order (in which event Executive will immediately notify the Company of such requirement or order so as to give the Company an opportunity to seek a protective order or other manner of protection prior to production or disclosure of the information). Executive acknowledges that Confidential Information is novel and proprietary to and of considerable value to the Company.
Confidential Information will also include confidential information of third parties, clients or prospective clients that has been provided to the Company or to Executive in conjunction with Executive’s employment, which information the Company is obligated to treat as confidential. Confidential Information does not include information voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company, or which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.
Executive acknowledges that all Confidential Information is the valuable, unique and special asset of the Company and that the Company owns the sole and exclusive right, title and interest in and to this Confidential Information.
(a)    To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive will, during Executive’s employment and for as long thereafter as the Confidential Information remains a trade secret (or for the maximum period of time otherwise allowed under applicable law) protect and maintain the confidentiality of these trade secrets and refrain from disclosing, copying or using the trade secrets without the Company’s prior written consent, except as necessary in Executive’s performance of Executive’s duties while employed with the Company.
(b)    To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive will not, during Executive’s employment and thereafter for a period of two (2) years, disclose, or cause to be disclosed in any way, Confidential Information, or any part thereof, to any person, firm, corporation, association or any other operation or entity, or use the Confidential Information on Executive’s own behalf, for any reason or purpose except in the performance of his duties while employed with the Company. Executive further agrees that, during Executive’s employment and thereafter for a period of two (2) years, Executive will not distribute, or cause to be distributed, Confidential Information to any third person or permit the reproduction of Confidential Information, except on behalf of the Company in Executive’s capacity as an employee of the Company. Executive will take all reasonable care to avoid unauthorized disclosure or use of the Confidential Information. Executive agrees that all restrictions contained in this Section 7 are reasonable and valid under the circumstances and hereby waives all defenses to the strict enforcement thereof by the Company.
Executive agrees that, upon the request of the Company, or in any event immediately upon termination of his employment for whatever reason, Executive will immediately deliver up to the Company or its designee all Confidential Information in Executive’s possession or control, and all notes, records, memoranda, correspondence, files and other papers, and all copies thereof, relating to or containing Confidential Information. Executive does not have, nor can Executive acquire, any property or other rights in Confidential Information.
8.     PROPERTY OF THE COMPANY
All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically, improvements to existing inventions, conceived by Executive, alone or with others, during the term of Executive’s employment with the Company, whether or not during working hours and whether or not while working on a specific project, that are within the scope of the Company’s Business operations or that relate to any work or projects of the Company, are and will remain the exclusive property of the Company. Inventions, improvements and discoveries relating to the Business of the Company conceived or made by Executive, either alone or with others, while employed with the Company are conclusively and irrefutably presumed to have been made during the period of employment and are the sole property of the Company. The Executive will promptly disclose in writing any such matters to the Company but to no other person without the consent of the Company. Executive hereby assigns and agrees to assign all right, title and interest in and to such matters to the Company. Executive will, upon request of the Company, execute such assignments or other instruments and assist the Company in the obtaining, at the Company’s sole expense, of any patents, trademarks or similar protection, if available, in the name of the Company.
9.     PROTECTIVE COVENANTS
(a)    Non-Solicitation of Customers or Clients. During Executive’s employment and for a period of two (2) years following the date of any voluntary or involuntary termination of Executive’s employment for any reason, Executive agrees not to solicit, directly or by assisting others, any business from any of the Company’s customers or clients, including actively sought prospective customers or clients, with whom Executive has had material contact during Executive’s employment with the Company, for the purpose of providing products or services that are competitive with those provided by the Company. As used in this paragraph, “material contact” means the contact between Executive and each customer, client or vendor, or potential customer, client or vendor (i) with whom or which Executive dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by Executive, (iii) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s association with the Company, or (iv) who receives products or services authorized by the Company, the sale or provision of which products or services results or resulted in compensation, commissions or earnings for Executive within two years prior to the date of the employee’s termination.
(b)    Non-Piracy of Employees. During Executive’s employment and for a period of two (2) years following the date of any voluntary or involuntary termination of Executive’s employment for any reason, Executive covenants and agrees that Executive will not, directly or indirectly, within the Territory, as defined below: (i) solicit, recruit or hire (or attempt to solicit, recruit or hire) or otherwise assist anyone in soliciting, recruiting or hiring, any employee or independent contractor of the Company who performed work for the Company within the last year of Executive’s employment with the Company, or (ii) otherwise encourage, solicit or support any such employee or independent contractor to leave his or her employment or engagement with the Company.
(c)    Non-Compete. During Executive’s employment with the Company and for a period of two (2) years following the date of any voluntary or involuntary termination of Executive’s employment for any reason, and provided that the Company is not in default of its obligations specified in Sections 11 and 13 hereof, Executive agrees not to, directly or indirectly, compete with the Company, as an officer, director, member, principal, partner, shareholder, owner, manager, supervisor, administrator, employee, consultant or independent contractor, by working for a competitor to, or engaging in competition with, the Business, in the Territory, in a capacity in which Executive performs duties and responsibilities that are the same as or similar to the duties performed by Executive while employed by the Company, provided that the foregoing will not prohibit Executive from owning not more than 5% of the outstanding stock of a corporation subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The “Territory” will be defined to be that geographic area comprised of the following states in the United States of America, the District of Columbia and the Canadian provinces of Quebec and Alberta:

Alabama Alaska Arizona Arkansas California Colorado Connecticut Delaware Florida Georgia Hawaii Idaho Illinois	Indiana Iowa Kansas Kentucky Louisiana Maine Maryland Massachusetts Michigan Minnesota Mississippi Missouri Montana	Nebraska Nevada New Hampshire New Jersey New Mexico New York North Carolina North Dakota Ohio Oklahoma Oregon Pennsylvania Rhode Island	South Carolina South Dakota Tennessee Texas Utah Vermont Virginia Washington West Virginia Wisconsin Wyoming

; provided, however, that the Territory described herein is a good faith estimate of the geographic area that is now applicable as the area in which the Company does or will do business during the term of Executive’s employment, and the Company and Executive agree that this non-compete covenant will ultimately be construed to cover only so much of such Territory as relates to the geographic areas in which the Company does business within the two-year period preceding termination of Executive’s employment.

10.    TERM
Unless earlier terminated pursuant to Section 11 herein, the term of this Agreement will be for a period beginning on the start date specified in Exhibit A and ending on September 9, 2016 (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew in successive one-year periods (each a “Renewal Period”), unless Executive or the Company notifies the other party at least 60 days prior to the end of the Initial Term or the applicable Renewal Period that this Agreement will not be renewed. The Initial Term, and, if this Agreement is renewed in accordance with this Section 10, each Renewal Period, will be included in the definition of “Term” for purposes of this Agreement. Unless waived in writing by the Company, the requirements of Section 7 (Confidential Information and Trade Secrets), Section 8 (Property of the Company) and Section 9 (Protective Covenants) will survive the expiration or termination of this Agreement or Executive’s employment for any reason for the respective durations stated therein.
11.    TERMINATION
(a)    Death. This Agreement and Executive’s employment hereunder will be terminated on the death of Executive, effective as of the date of Executive’s death. In such event, the Company will pay to the estate of Executive the sum of (i) accrued but unpaid base salary earned prior to Executive’s death (to be paid in accordance with normal practices of the Company) and (ii) expenses incurred by Executive prior to his death for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and Executive will be entitled to no severance or other post-termination benefits hereunder.
(b)    Continued Disability. This Agreement and Executive’s employment hereunder may be terminated, at the option of the Company, upon a Continued Disability (as defined herein) of Executive. For the purposes of this Agreement, and unless otherwise required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), “Continued Disability” will be defined as the inability or incapacity (either mental or physical) of Executive to continue to perform Executive’s duties hereunder for a continuous period of one hundred twenty (120) working days, or if, during any calendar year of the Term hereof because of disability, Executive will have been unable to perform Executive’s duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. The determination as to whether Executive is unable to perform the essential functions of Executive’s job will be made by the Board or the Committee in its reasonable discretion; provided, however, that if Executive is not satisfied with the decision of the Board or the Committee, Executive will submit to examination by three competent physicians who practice in the metropolitan area in which the Company maintains its principal executive office, one of whom will be selected by the Company, another of whom will be selected by Executive, with the third to be selected by the physicians so selected. The determination of a majority of the physicians so selected will supersede the determination of the Board or the Committee and will be final and conclusive. In the event of the termination of Executive’s employment due to Continued Disability, the Company will pay to Executive the sum of (i) accrued but unpaid base salary earned prior to the date of the Executive’s termination of employment due to Continued Disability (paid in accordance with the normal practices of the Company), and (ii) expenses incurred by Executive prior to his termination of employment for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and Executive will be entitled to no severance or other post-termination benefits hereunder.
(c)    Termination by the Company for Good Cause, by Executive Other Than for Good Reason, or upon Non-Renewal of the Term by Executive. Notwithstanding any other provision of this Agreement, the Company may at any time terminate this Agreement and Executive’s employment hereunder for Good Cause, Executive may at any time terminate his employment other than for Good Reason (as defined in Section 11(d) herein), or Executive may notify the Company that he will not renew the Term. For this purpose, “Good Cause” will include the following: the current use of illegal drugs; conviction of any crime which involves moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony and which adversely impacts the business or reputation of the Company; fraud; misappropriation or embezzlement of Company funds or property; willful misconduct or grossly negligent or reckless conduct which is materially injurious to the reputation, business or business relationships of the Company; material violation or default on any of the provisions of this Agreement; or material and continuous failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the Board, which failure continues for at least 30 days after written notice from the Company to Executive. Any alleged termination by the Company for Good Cause will be delivered in writing to Executive stating the full basis for such cause along with any notice of such termination. If the employment of Executive is terminated by the Company for Good Cause, if Executive terminates employment for any reason other than for Good Reason (including, but not limited to, resignation), or if Executive notifies the Company he will not renew the Term, then, the Company will pay to Executive the sum of (i) accrued but unpaid salary through the termination date (paid in accordance with the normal practices of the Company), and (ii) expenses incurred by Executive prior to his termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and Executive will be entitled to no severance or other post-termination benefits hereunder.
(d)    Termination by the Company without Good Cause or by Executive for Good Reason or upon Non-Renewal of the Term by the Company. The Company may terminate this Agreement and Executive’s employment at any time, including for reasons other than Good Cause (as “Good Cause” is defined in Section 11(c) above), Executive may terminate his employment at any time, including for Good Reason, or the Company may elect not to renew the Term. For the purposes herein, “Good Reason” will mean (i) a material diminution of Executive’s base salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material change in geographic location at which the Executive must perform services, from Metropolitan Atlanta, Georgia; (iv) the Company fails to appoint the Executive as President and Chief Operating Officer on or before January 1, 2015 for any reason whatsoever, and maintain Executive in such position for the remainder of the Term; or (v) any other action or inaction that constitutes a material breach of the terms of this Agreement; provided that Executive’s termination will not be treated as a resignation for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition and the Company fails to remedy such condition within 30 days following the Company’s receipt of such notice. In the event that (i) the Company terminates the employment of Executive during the Term (including, for the avoidance of doubt, during the Initial Term) for reasons other than for Good Cause, death or Continued Disability, (ii) Executive terminates employment for Good Reason or (iii) the Company elects not to renew the Term for the year following the Initial Term by giving notice during the Initial Term of its intent not to renew, then the Company will pay Executive the sum of (A) accrued but unpaid salary through the termination date (paid in accordance with the normal practices of the Company), (B) expenses incurred by Executive prior to his termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, (C) provided that Executive is not in default of his obligations under Section 7, 8, or 9 herein, an amount equal to seventy-five percent (75%) of the aggregate of (X) Executive’s annual base salary (computed at the highest rate as in effect at any time during the six (6) month period preceding the date of such termination from employment) and (Y) an amount equal to the higher of the bonus paid to Executive for the fiscal year prior to the fiscal year during which termination occurs or Executive’s target annual bonus for the fiscal year during which termination occurs, and (D) the stock options described on Exhibit A hereto shall become fully vested and remain exercisable until the earlier of the end of the applicable option period or one hundred and eighty (180) days from the date of Executive’s termination of employment ((A) through (D), being hereinafter referred to, collectively, as the “Separation Benefits”). In such event, the payments described in (C) in the preceding sentence will be made following Executive’s execution (and non-revocation) of a general release of claims substantially in the form attached hereto as Exhibit B (but subject to any changes that may be reasonably required to effectuate a valid release and waiver under the Age Discrimination in Employment Act of 1967 or any other current or future state or federal laws governing the relationships of employers and their employees) in accordance with the normal payroll practices of the Company; provided that the portion of the severance payment described in clause (C) above that exceeds the “separation pay limit,” if any, will be paid to the Executive in a lump sum payment within thirty (30) days following the date of Executive’s termination of employment (or such earlier date following the date of Executive’s termination of employment, if any, as may be required under applicable wage payment laws), but in no event later than the fifteenth (15th) day of the third (3rd) month following the Executive’s date of termination. The “separation pay limit” will mean two (2) times the lesser of: (1) the sum of Executive's annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year in which Executive's date of termination of employment occurs (adjusted for any increase during that calendar year that was expected to continue indefinitely if Executive had not terminated employment); and (2) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which his termination of employment occurs. The lump-sum payment to be made to Executive pursuant to this Section 11(d) is intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-1(b)(4) for short-term deferrals. The remaining portion of the severance payment described in clause (C) above will be paid in periodic installments over the 15-month period commencing on the first post-termination payroll date following expiration of the revocation period described above and will be paid in accordance with the normal payroll practices of the Company. Notwithstanding the foregoing, in no event will such remaining portion of the severance payment described in clause (C) above be paid to Executive later than December 31 of the second calendar year following the calendar year in which Executive's date of termination of employment occurs. The payments to be made to Executive pursuant to the immediately preceding sentence are intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-1(b)(9)(iii) for separation pay plans (i.e., the so-called “two times” pay exemption).
(e)    Payment of COBRA Premiums. In the event that (i) the Company terminates Executive’s employment for any reason other than Good Cause, (ii) Executive terminates his employment for Good

Reason, or (iii) the Company gives notice during the Initial Term of its election not to renew the Term beyond the Initial Term, then, provided that Executive timely elects to receive continued coverage under the Company’s group medical and dental insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for the period commencing on the date of Executive’s termination and continuing until the earlier of the end of the nine-month period following his termination date or the first of the month immediately following the Company’s receipt of notice from Executive terminating such coverage, Executive (and any qualified dependents) will be entitled to coverage under such plans (as may be amended during the period of coverage) in which Executive was participating immediately prior to the date of her termination of employment (the “COBRA Coverage”). The cost of the premiums for such coverage will be borne by the Company, except that Executive will reimburse the Company for premiums becoming due each month with respect to such coverage in an amount equal to the difference between the amount of such premiums and the portion thereof currently being paid by Executive. Executive’s portion of such premiums will be payable by the first of each month commencing the first month following the month in which his termination of employment occurs. The period during which Employee is being provided with health insurance under this Agreement at the Company’s expense will be credited against Employee’s period of COBRA coverage, if any. Further, if at any time during the period Executive is entitled to premium payments under this Section 11(e), Executive becomes entitled to receive health insurance from a subsequent employer, the Company’s obligation to continue premium payments to Executive shall terminate immediately.
12.    ADVICE TO PROSPECTIVE EMPLOYERS
If Executive seeks or is offered employment by any other company, firm or person during his employment or during the post-termination restricted periods, he will notify the prospective employer of the existence and terms of the non-competition and confidentiality agreements set forth in Sections 7 and 9 of this Agreement. Executive may disclose the language of Sections 7 and 9, but may not disclose the remainder of this Agreement.
13.    CHANGE IN CONTROL
(a)    In the event of a Change in Control (as defined herein) of the Company, (i) all stock options, restricted stock, and all other equity awards granted to Executive prior to the Change in Control will immediately vest in full, (ii) if, within 90 days prior to a Change of Control, the Company terminates the employment of Executive for reasons other than for Good Cause, death or Continued Disability, or Executive terminates employment for Good Reason or the Company elects not to renew the Term, then, the Company will provide the Separation Benefits and the COBRA Coverage, and all other stock options, restricted stock, and other equity awards granted to Executive will immediately vest in full as of the date of termination and will remain exercisable until the earlier of the end of the applicable option period or one hundred and eighty (180) days from the date of Executive’s termination of employment, and (iii) if, within 12 months following a Change in Control, the Company terminates the employment of Executive for reasons other than for Good Cause, death or Continued Disability or Executive terminates employment for Good Reason, then (a) the Company will provide the Separation Benefits and the COBRA Coverage, and (b) all stock options, restricted stock, and other equity awards granted to Executive will immediately vest in full as of the date of termination and will remain exercisable until the earlier of the end of the applicable option period or one hundred and eighty (180) days from the date of Executive’s termination of employment. In the event Executive seeks to terminate his employment for Good Reason, such termination will not be treated for purposes of this Section 13 as a termination for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition and the Company fails to remedy such condition within 30 days following the Company’s receipt of such notice. For purposes of this Section 13(a) only, the payments described in clause (C) of the Separation Benefits shall be revised as follows: the phrase “an amount equal to 2 times the aggregate of” shall be substituted for the phrase “an amount equal to seventy-five percent (75%) of the aggregate of”, and such payments are intended to be exempt from Code Section 409A under the short-term deferral and two times pay exemptions.
(b)    For purposes of this Agreement, “Change in Control” means any of the following events:
(i)    A change in control of the direction and administration of the Company’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof and any successor provision of the regulations under the Exchange Act, whether or not the Company is then subject to such reporting requirements; or
(ii)    Any “person” (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act but excluding any employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than one half of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or
(iii)    The Company sells all or substantially all of the assets of the Company; or
(iv)    The consummation of a merger, reorganization, consolidation or similar business combination that constitutes a change in control as defined in the Company’s 2013 Stock Incentive Plan or other successor stock plan or results in the occurrence of any event described in Sections 13(b) (i), (ii) or (iii) above.
(c)    In the event any payment or benefit to Executive under this Agreement or otherwise would (a) constitute a “parachute payment” within the meaning of Code Section 280G and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (or any comparable successor or state law provision) and any related interest or penalties (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall receive either (i) the largest portion of such payments and benefits that would result in no portion of such payments and benefits being subject to the Excise Tax or (ii) the full amount of such payments and benefits; whichever of the amounts under (i) and (ii), when taking into account all applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion thereof may be subject to the Excise Tax. In the event of a reduction hereunder, Executive will be given the choice of which payments or benefits to reduce to the extent practicable for the Company. The foregoing calculations shall be made at the Company's expense by an accounting firm selected by the Company. Executive shall remain solely liable for all income taxes, Excise Taxes, or other amounts assessed on any payments or benefits to which Executive is entitled and nothing in this Agreement or otherwise shall be interpreted as obligating the Company to pay (or reimburse Executive for) any income taxes, Excise Taxes, or other taxes or amounts assessed against or incurred by Executive in connection with Executive’s receipt of such payments and benefits.
14.    ACKNOWLEDGEMENTS

The Company and Executive each hereby acknowledge and agree as follows:
(a)    The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements and obligations set forth in Sections 7, 8 and 9 hereof, are reasonable in duration, the activities proscribed, and geographic scope;
(b)    In the event of a breach or threatened breach by Executive of any of the covenants, restrictions, agreements and obligations set forth in Sections 7, 8 or 9 hereof, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company’s right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Executive, the Company will be entitled to injunctive relief from a court of competent jurisdiction or the arbitrator; and
(c)    The time period, proscribed activities, and geographical area set forth in Section 9 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period, scope of activities, or geographical area, they will be valid and enforceable to such extent and in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Executive agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated will not include any period of violation or period of time required for litigation to enforce such restriction or covenant.
15.    NOTICES
Any notice or communication required or permitted hereunder will be given in writing and will be sufficiently given if delivered personally or sent by telecopy to such party addressed as follows:
(a)    In the case of the Company, if addressed to it as follows:
Streamline Health Solutions, Inc.
1230 Peachtree Street NE
Suite 600
Atlanta, Georgia 30309
Attn: Chief Executive Officer

Telecopy: (404) 446-0059
(b)    In the case of Executive, if addressed to Executive at the most recent address on file with the Company.

Any such notice delivered personally or by telecopy will be deemed to have been received on the date of such delivery. Any address for the giving of notice hereunder may be changed by notice in writing.
16.    ASSIGNMENT, SUCCESSORS AND ASSIGNS
This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Company may assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may his duties hereunder be delegated, by Executive. In the event that the Company assigns or otherwise transfers its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the “Company” will then be deemed to include the successor or affiliated business or corporation to which the Company, assigned or otherwise transferred its rights hereunder.
17.    MODIFICATION
This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by each of the parties hereto.
18.    SEVERABILITY
The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions hereof, and the parties will use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement. If the parties are unable to reach such agreement, then the provisions will be modified as set forth in Section 14(c) above. Any failure to enforce any provision of this Agreement will not constitute a waiver thereof or of any other provision hereof.
19.    COUNTERPARTS
This Agreement may be signed in counterparts (and delivered via facsimile transmission or by digitally scanned signature delivered electronically), and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.
20.    ENTIRE AGREEMENT
This constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to such subject matter.
21.    DISPUTE RESOLUTION
Except as set forth in Section 14 above, any and all disputes arising out of or in connection with the execution, interpretation, performance or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause), will be submitted to and resolved by arbitration. The arbitration will be conducted pursuant to the terms of the Federal Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Either party may notify the other party at any time of the existence of a controversy potentially requiring arbitration by certified mail, and the parties will attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. If the dispute cannot be resolved within the fifteen-day period, either party may file a written demand for arbitration with the American Arbitration Association. The place of arbitration will be Atlanta, Georgia.
/s/ DWS            /s/ REW
Initialed by Executive        Initialed by the Company
22.    GOVERNING LAW; FORUM SELECTION

The provisions of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of Georgia and the laws of the United States applicable therein. Executive acknowledges and agrees that Executive is subject to personal jurisdiction in state and federal courts in Fulton County, Georgia, and waives any objection thereto.
23.    CODE SECTION 409A
Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under this Agreement, it is the general intention of the Company that such benefits will, to the extent practicable, comply with, or be exempt from, Code Section 409A, and this Agreement will, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply will not be permitted unless such deferrals are in compliance with Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and Executive is determined to be a “specified employee” (as defined under Code Section 409A), any payment that is deemed to be deferred compensation under Code Section 409A to be made to the Executive upon a separation from service may not be made before the date that is six months after Executive’s separation from service (or death, if earlier).  To the extent that Executive becomes subject to the six-month delay rule, all payments that would have been made to Executive during the six months following his separation from service that are not otherwise exempt from Code Section 409A, if any, will be accumulated and paid to Executive during the seventh month following his separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions will, to the extent practicable, be deemed to be made a part of this Agreement, and (ii) terms used in this Agreement will be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder will be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents will be liable to any participant or other person for actions, decisions or determinations made in good faith. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive becomes entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement (including, without limitation, Severance installments, if applicable) shall be treated as a right to a series of separate payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
24.    WITHHOLDING.
The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.
STREAMLINE HEALTH SOLUTIONS, INC.

By:    /s/ ROBERT E. WATSON
Robert E. Watson
President and Chief Executive Officer

EXECUTIVE

/s/ DAVID SIDES
David Sides

EXHIBIT A TO EMPLOYMENT AGREEMENT (“AGREEMENT”) DATED AS OF SEPTEMBER 10, 2014, BETWEEN STREAMLINE HEALTH SOLUTIONS, INC.
AND DAVID SIDES — COMPENSATION AND BENEFITS1

1.	Start Date. Executive’s start date will be September 10, 2014.

2.
Base Salary. Base Salary will be paid at an annualized rate of $275,000, which will be subject to annual review and adjustment by the Committee or the Board but will not be reduced below $275,000. Such amounts will be payable to Executive in accordance with the normal payroll practices of the Company.

3.
Annual Bonus. Target annual bonus goals will be set by the Committee annually. Target annual bonus in respect of each year during the Term will be at least 65% of Executive’s then-current annual base salary. The annual bonus will be paid pursuant to such conditions as are established by the Committee and, to the extent payable under a bonus plan, subject to such terms and conditions as may be set out in such plan. The annual bonus will, if payable, be paid in cash no later than March 14 of the fiscal year following the fiscal year during which Executive’s right to the annual bonus vests. Notwithstanding the foregoing, for the portion of the fiscal year from Executive’s start date until January 31, 2015, Executive will be guaranteed to receive a pro-rated annual bonus for such portion of the fiscal year equal to at least $37,240.

4.
Benefits. Executive will be eligible to participate in the Company’s benefit plans on the same terms and conditions as provided for other Company executives, subject to all terms and conditions of such plans as they may be amended from time to time, and will accrue paid time off totaling 20 days per annum.

5.
Grant of Stock Options. Executive will receive a grant of stock options for 250,000 shares of common stock of the Company, as of the start date referred to in paragraph 1 above, with an option exercise price equal to the closing price on the date of grant of such stock as reported by Nasdaq CM. Such options will have a 10-year term, will vest monthly in 36 equal installments commencing on the first month after the grant date (such vesting to be subject to the continued employment of Executive) and will be subject to such other terms and conditions as apply under the Company’s Amended and Restated 2013 Stock Incentive Plan or other applicable stock plan and the related option agreement.

Executive will also receive an additional grant of stock options for 100,000 shares of common stock of the Company, as of the start date referred to in paragraph 1 above, with an option exercise price equal to 110% of the closing price on the date of grant of such stock as reported by Nasdaq CM. Such options will have a 10-year term and will vest annually in five equal installments commencing on the first anniversary after the grant date (such vesting to be subject to the continued employment of Executive). Such option will be granted as an “inducement” grant under Nasdaq Marketplace Rules and outside the Company’s Amended and Restated 2013 Stock Incentive Plan. However, such option will otherwise be subject to the terms and conditions of such Plan.

EXHIBIT B
Form of Release
RELEASE
For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned (the “Executive”) (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless STREAMLINE HEALTH SOLUTIONS, INC. (“Company”) and its subsidiaries and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees at the time Executive executes this Agreement, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:
(a)    arising from Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;
(b)    arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;
(c)    based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;
(d)    based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or
(e)    arising under the Employment Agreement or any other written or oral agreements between Executive and Company or any of Company’s subsidiaries.
Notwithstanding the foregoing, Executive does not release any person or entity for, and the Released Claims shall not include, any rights or claims of Executive (i) to payments or benefits under Section 11 of that certain Employment Agreement, dated as of September 10, 2014, between the Company and Executive, some of which payments and benefits (among other good and valuable consideration) are provided in exchange for this Release, (ii) to any claims for indemnification and/or advancement of expenses arising under any applicable indemnification obligation of the Company or any of Company’s subsidiaries or affiliates, (iii) to any claims which cannot be waived by an employee under applicable law; (iv) in his capacity as a stockholder of the Company; or (v) under any benefits plans of or maintained by the Company or any of its affiliates.
Executive covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.
Executive further agrees and promises that Executive will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company or its subsidiaries or affiliates, the activities of Company or its subsidiaries or affiliates, or the Releasees at any time in the future. Notwithstanding the foregoing, this paragraph may not be used to penalize Executive for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction, or in connection with any prosecution of a claim against or defense of a claim by any of the Company, its subsidiaries or affiliates, or any other Releasee.
Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company, and Executive forever waives any interest in or claim of right to any future employment by Company. Executive further covenants not to apply for future employment with Company or otherwise seek or encourage reinstatement.
By signing this Release, Executive certifies that:
(a) Executive has carefully read and fully understands the provisions of this Release;
(b) Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;
(c) Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to him and that he has retained his own independent counsel to render such advice;
(d) Executive understands that this Agreement FOREVER RELEASES Company and all other Releasees from any legal action arising prior to the date of execution of this Agreement, subject to the exceptions described above;
(e) In signing this Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR THE AGREEMENT by

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Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise;
(f) Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and
(g) Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.
Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the Senior Vice President & Chief Legal Counsel of Company at the offices of Company at 1230 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.
IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

__________________________________
David Sides

Dated: ______________ __, ____

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